Exhibit 3.1
                              ARTICLES OF AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                                 INPRIMIS, INC.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the Chief Executive Officer of INPRIMIS, INC., a Florida corporation ("Corporation"), bearing document number H36296, does hereby certify:

         FIRST: That pursuant to a Written Consent of the Board of Directors dated October 14, 2002, and Written Consent of the Shareholders dated October 15, 2002, the Board of Directors of the Corporation and the Shareholders of the Corporation, respectively, approved amendments to the Corporation's Articles of Incorporation (i) changing the Corporation's name to "Ener1, Inc."; and (ii) increasing the number of shares of common stock authorized by the Corporation to 500,000,000.

         SECOND: Article I of the Corporation's Articles of Incorporation shall be deleted in its entirety and replaced with the following:

                                    ARTICLE I
                                      NAME
                                      ----

                  The name of this corporation shall be: Ener1, Inc.

         THIRD: Article IV(a) of the Corporation's Articles of Incorporation shall be deleted in its entirety and replaced with the following:

                                   ARTICLE IV
                                  CAPITAL STOCK
                                  -------------

                  a. the total number of shares of capital stock authorized to be issued by this corporation shall be:


CLINT J. GAGE, ESQ., Florida Bar #0191779
Adorno & Yoss P.A.
350 E. Las Olas Boulevard, Ste. 1700
Fort Lauderdale, Florida 33301
Phone No. (954) 763-1200

                           500,000,000 shares of common stock, par value $0.01
per share (the "Common Stock"); and

                           5,000,000 shares of preferred stock, par value $0.01
per share (the "Preferred Stock").

         FOURTH: These Articles of Amendment shall be effective as of the date and time of filing.

         FIFTH: These Articles of Amendment have been approved and adopted by the Corporation's Board of Directors by Written Consent of the Board of Directors dated October 14, 2002, pursuant to Section 607.0821 of the Florida Business Corporation Act, and by shareholder's of the Corporation holding a majority of the votes entitled to be cast on the amendments, by Written Consent of the Shareholders dated October 15, 2002, pursuant to Section 607.0704 of the Florida Business Corporation Act. Therefore, the number of votes cast for the amendments to the Corporation's Articles of Incorporation were sufficient for approval.

         IN WITNESS WHEREOF, said Corporation has caused these Articles of Amendment to be signed in its name by its Chief Executive Officer on October 21, 2002.


                                                     INPRIMIS, INC.




                                                     ---------------------------
                                                     Larry L. Light
                                                     Chief Executive Officer